UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):  January 31, 2008

M.B.A. Holdings, Inc.
(Exact name of registrant as specified in its Charter)

Nevada	0-28221	87-0522680
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

9419 E. San Salvador, Suite 105, Scottsdale, AZ 85260

(Address of principal executive offices, including zip code)

(480) 860-2288

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 31, 2008, MBA Holdings, Inc. (the “Company”) entered into an Agreement for the sale of its wholly-owned insurance subsidiary, Mechanical Breakdown Administrators, Inc. ("MBA") to Cactus Family Investments, LLC (“Cactus”), an affiliate of the Company's largest shareholder and Director, Gaylen Brotherson,  in exchange for the release and discharge of $300,000 of debt owed by the Company to Cactus (the “Debt”).  The Debt arose from loans made by Cactus to the Company and office rent owed by the Company to Cactus over the past several years.

Item 2.01.	Completion of Disposition of Assets.

On January 31, 2008, the Company completed the sale of MBA to Cactus.

The following factors were considered by the Company’s Board of Directors in determining the amount of the purchase price to be paid by Cactus for MBA: (i) MBA had not been profitable for more than 5 years; (ii) the cost of auditing MBA as a subsidiary of a public company had grown disportionately expensive after the passage of the Sarbanes-Oxley Act; (iii) the long-term liabilities from MBA’s auto warranties continued to grow in duration while MBA’s revenues were shrinking; and (iv) the current slump in the auto industry and the auto warranty industry did not show any signs of being short-term because of the continued high price of gasoline.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

None.

(b)	Pro Forma Financial Information.

Pro forma financial information with respect to the disposition of MBA by the Company will be filed with the Commission by April 11, 2008.

(c)	Shell Company Transaction.

Not applicable.

(d)	Exhibits.

The Sales Agreement concerning the disposition of MBA by the Company is set forth as Exhibit 10.1 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M.B.A. Holdings, Inc.

Date: January 31, 2008	By:	/s/ Gaylen M. Brotherson

Gaylen M. Brotherson Chief Executive Officer